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                                                                  EX-99. (d)(15)
                                   APPENDIX A

                     NEW STAR INSTITUTIONAL MANAGERS LIMITED
                        INVESTMENT SUB-ADVISORY AGREEMENT

                             WELLS FARGO FUNDS TRUST

                             WELLS FARGO FUNDS TRUST

                            International Equity Fund
                             International Core Fund
                                Overseas Fund(1)

Most Recent Annual Approval Date: March 30, 2007
Amendment to Appendix A: December 1, 2007

----------
/1/ On November 7, 2007, the Board of Trustees approved the merger of the Overseas Fund into the International Equity Fund. Subject to shareholder approval, the fund merger is expected to occur before the end of the third quarter of 2008.

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                                   SCHEDULE A

                             WELLS FARGO FUNDS TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                  FEE AGREEMENT

     This fee agreement is made as of the 1st day of February, 2005, by and between Wells Fargo Funds Trust (the "Trust"), Wells Fargo Funds Management, LLC (the "Adviser") and New Star Institutional Managers Limited (the "Sub-Adviser"); and

     WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement ("Sub-Advisory Agreement") whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a "Fund" and collectively the "Funds"); and

     WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties;

     NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated on a monthly basis by applying the following annual rates to the average daily net assets of the New Star Portion throughout the month:

NAME OF FUND                BREAKPOINTS   SUB-ADVISORY RATE
-----------------------------------------------------------
International Equity Fund   First 50M          0.35%
                            Next 500M          0.29%
                            Over 550M          0.20%
International Core Fund     First 50M          0.35%
                            Next 500M          0.29%
                            Over 550M          0.20%
Overseas Fund(2)            First 50M          0.35%
                            Next 500M          0.29%
                            Over 550M          0.20%
----------
/2/ On November 7, 2007, the Board of Trustees approved the merger of the Overseas Fund into the International Equity Fund. Subject to shareholder approval, the fund merger is expected to occur before the end of the third quarter of 2008.

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The foregoing fee schedule is agreed to as of December 1, 2007 and shall remain in effect until changed in writing by the parties.

                                        WELLS FARGO FUNDS TRUST
                                        on behalf of the Fund


                                        By:
                                            ------------------------------------
                                            C. David Messman
                                            Secretary


                                        WELLS FARGO FUNDS MANAGEMENT, LLC


                                        By:
                                            ------------------------------------
                                            Andrew Owen
                                            Senior Vice President


                                        NEW STAR INSTITUTIONAL MANAGERS LIMITED


                                        By:
                                            ------------------------------------
                                            Mark Beale
                                            Director